                                                                     EXHIBIT 3.1


                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                         TRI CITY BANKSHARES CORPORATION


                                    ARTICLE I

         The name of the corporation is "Tri City Bankshares Corporation."

                                   ARTICLE II

         The period of existence of the corporation shall be perpetual.

                                   ARTICLE III

         The corporation is authorized to engage in any lawful activity for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes and any successor provisions.

                                   ARTICLE IV

         The corporation is authorized to act as guarantor or surety of the obligations of other entities, natural, corporate or otherwise, whether or not in furtherance of the objects, purposes, business or other activities of the corporation or for its benefit.

                                    ARTICLE V

         The aggregate number of shares which the corporation shall have authority to issue is 2,200,000, designated by class and par value per share as follows:

                                                                                              Par Value
                 Class                             Number of Shares                           Per Share
                 -----                             ----------------                           ---------
Cumulative Preferred                                       200,000                              $1.00

Common                                                   2,000,000                              $1.00

                                   ARTICLE VI

         The preferences, limitations, designations and relative rights of each class or series of stock which the corporation is authorized to issue under
Article V, above, are as follows:

         6.1.  Cumulative Preferred Stock.

         6.11. Directors' Authority to Establish Series of Cumulative Preferred Stock. The Board of Directors is authorized to divide the Cumulative Preferred Stock into series and fix and determine the relative rights and preferences of each series. Each series shall be so designated by the Board of Directors as to distinguish the shares thereof from the shares of all other series. All shares of Cumulative Preferred Stock shall be identical except as to the following relative rights and preferences, as to which the Board of Directors may establish variations between different series not inconsistent with the provisions of these Articles of Incorporation:

                  (i)   The rate of dividend;

                  (ii) The price at and the terms and conditions on which shares may be redeemed;

                  (iii) The amount payable upon shares in event of voluntary or involuntary liquidation;

                  (iv) Sinking fund provisions for the redemption or purchase of shares;

                  (v) The terms and conditions on which shares may be converted into Common Stock, if the shares of any series are issued with the privilege of conversion;

                  (vi)  Voting rights, if any.

         6.12. Dividends. The holders of Cumulative Preferred Stock of all series shall be entitled to receive dividends, if and when declared by the Board of Directors of the corporation, at such rates as shall be stated in the resolution or resolutions of the Board of Directors providing




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for the issuance thereof, payable quarterly in each calendar year. The dividends on the Cumulative Preferred Stock shall be cumulative so that if at any time the full amount of dividends accrued and in arrears on the Cumulative Preferred
Stock shall not be paid, the deficiency shall be payable without interest before any dividends, other than dividends payable in Common Stock, or other distributions shall be paid upon or set aside for the Common Stock. Dividends on Cumulative Preferred Stock shall accrue on each share from the first day of the quarterly period following that in which such share is issued. All dividends on Cumulative Preferred Stock shall be without priority as between series, and shall be paid or set apart before any dividends or other distributions, other than dividends payable in Common stock, shall be paid upon or set aside for, the Common Stock. Any dividends paid upon the Cumulative Preferred Stock in an amount less than full cumulative dividends accrued and in arrears upon all Cumulative Preferred Stock outstanding shall, if more than one series be outstanding, be distributed among the different series in proportion to the aggregate amounts which would be distributable to the Cumulative Preferred Stock of each series if full cumulative dividends were declared and paid thereon.

         6.13. Liquidation. In the event of the voluntary or involuntary liquidation of the corporation, the holders of Cumulative Preferred Stock shall be entitled to receive in full out of the net assets of the corporation the fixed voluntary liquidation amount thereof, plus accrued dividends thereon, as provided in the resolution or resolutions providing for the issuance thereof, before any amount shall be paid to the holders of Common Stock. If upon liquidation of the corporation the net assets of the corporation shall be insufficient to pay the holders of all of the Cumulative Preferred Stock the entire amounts to which they may be entitled, the assets of the corporation shall, if more than one series are outstanding, be distributed among the different




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series in proportion to the aggregate which would be distributable to the
Cumulative Preferred Stock of each series if sufficient assets were available. The remaining net assets shall be distributed pro rata among the holders of Common Stock.

         6.2. Common Stock.

         6.21. Voting. The holders of the Common Stock shall be entitled to one vote for each share of stock.

         6.22. Dividends. In no event shall any dividend whatever be paid or declared or any distribution made on the Common Stock, other than dividends payable in Common Stock, unless and until full cumulative dividends upon the Cumulative Preferred Stock for all past quarterly dividend periods shall have been paid and full cumulative dividends as aforesaid on the Cumulative Preferred Stock for the then or current quarterly dividend period shall have been paid or a sum sufficient for the payment thereof set apart for such payment.

         6.23. Liquidation. In the event of the voluntary or involuntary liquidation of the Corporation, the net assets of the corporation remaining after payment of the preferential rights of the holders of the Cumulative Preferred Stock shall be distributed pro rata among the holders of the Common Stock.

                                   ARTICLE VII

         The "requisite affirmative votes" and the recitals of votes which are "requisite for adoption" or "requisite for approval" referred to and to be set forth pursuant to the Wisconsin Business Corporation Law shall be the affirmative vote of the holders of a majority of the shares entitled to vote on the proposal unless any class or series of shares is entitled to vote thereon as a class, in which event the proposal shall be adopted by receiving the affirmative votes of holders



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of a majority of shares of each class of shares and each series entitled to vote thereon as a class and of the total shares entitled to vote thereon.

                                  ARTICLE VIII

         As provided in the Wisconsin Business Corporation Law, the corporation is hereby authorized to purchase, take, receive or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own shares, directly or indirectly, without the consent of its shareholders. Shares of Cumulative Preferred Stock acquired by the corporation whether upon redemption, conversion or otherwise, shall not thereafter be disposed of as shares of the series under which such shares were initially issued and such shares shall become authorized and unissued shares of Cumulative Preferred Stock which may be designated as shares of any other series.

                                   ARTICLE IX

         No holder of shares of the capital stock of any class of the corporation or any series thereof shall have any pre-emptive or preferential right of subscription to any shares of any class of stock of the corporation or series thereof, whether now or hereafter authorized, or to any securities or obligations convertible into stock of the corporation, and all such additional shares of stock or securities or obligations convertible into stock may be issued and disposed of by the Board of Directors to such person or persons and on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors, in its absolute discretion may deem advisable.

                                    ARTICLE X

         The number of directors constituting the Board of Directors shall be such number, not less than three (3), as shall be fixed from time to time by the By-Laws.




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

                                   ARTICLE XI

         The address of the registered office of the corporation is 6312 South 27th Street, Oak Creek, Wisconsin 53154, and the name of its registered agent at such address is David A. Ulrich.

                                   ARTICLE XII

         These Restated Articles of Incorporation supersede and take the place of the theretofore existing Articles of Incorporation of the corporation.

         Executed in duplicate and seal affixed this 25th day of September, 1979.

                                      TRI CITY BANKSHARES CORPORATION



                                      By  /s/  David A. Ulrich
                                         ---------------------------------------
                                         David A. Ulrich, President


                                      By  /s/  Henry Karbiner, Jr.
                                         ---------------------------------------
                                         Henry Karbiner, Jr., Secretary

This document was drafted by:

         Eckard von Estorff
         Godfrey & Kahn, S.C.
         780 North Water Street
         Milwaukee, Wisconsin 53202
















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



                     AMENDMENT TO ARTICLES OF INCORPORATION

                                       OF

                         TRI CITY BANKSHARES CORPORATION

         The undersigned, in our official capacities as President and Secretary of Tri City Bankshares Corporation, a corporation duly organized under the laws of the State of Wisconsin (the "Corporation"), hereby certify that pursuant to the vote of the shareholders of the Corporation, the following Amendment was duly adopted:

         Article V shall be amended in its entirety to read as follows:

                                    ARTICLE V

                  The aggregate number of shares which the Corporation shall have authority to issue is 5,200,000, designated by class and par value per share as follows:

                                                                                        Par Value
                       Class                            Number of Shares                Per Share
                       -----                            ----------------                ---------
          Cumulative Preferred                              200,000                     $1.00

          Common                                          5,000,000                     $1.00

         The Amendment to the Corporation's Articles of Incorporation was adopted by the shareholders of the Corporation at a special meeting held on December 10, 1987.

         The number of shares outstanding, the requisite number of votes for approval and the total number of shares voted for and against the Amendment to the Articles of Incorporation was as set forth below:







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


                                                    Number of Votes          Total Number           Total Number
                            Number of Shares         Requisite for             of Shares              of Shares
     Class of Stock          Outstanding (1)            Approval               Voted For            Voted Against
     --------------          ---------------          ------------           -------------          -------------
Common Stock                     995,167                497,584                  883,626                 3,340

----------------------------

1. All outstanding shares were entitled to vote. No preferred stock has been issued.

         The registered office of the Corporation is located in Milwaukee County, Wisconsin. Executed in duplicate this 11th day of December, 1987.

                                           /s/  David A. Ulrich
                                          --------------------------------------
                                          David A. Ulrich, President

(No Corporate Seal)

                                           /s/  Henry Karbiner, Jr.
                                          --------------------------------------
                                          Henry Karbiner, Jr., Secretary

STATE OF WISCONSIN                    )
                                      )   SS
COUNTY OF MILWAUKEE                   )

         Personally came before me this 17th day of December, 1987, the above named David A. Ulrich and Henry Karbiner, Jr., to me known to be the President and Secretary, respectively, of Tri City Bankshares Corporation and the persons who executed the foregoing instrument and acknowledged the same.

                                          /s/
                                          --------------------------------------
                                          Notary Public, State of Wisconsin
                                          My Commission:
                                                        ------------------------

This instrument was drafted by:

         Stephen J. Shenkenberg
         Godfrey & Kahn, S.C.
         780 North Water Street
         Milwaukee, Wisconsin 53202-3590





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